Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL REPORTS FIRE AT GALLATIN, TENNESSEE MANUFACTURING FACILITY

MOUNT AIRY, N.C., January 24, 2014 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced that a fire occurred at its Gallatin, Tennessee prestressed concrete strand (“PC strand”) manufacturing facility on January 21, 2014. There were no injuries reported and damage was limited to a portion of the facility. Insteel maintains insurance which is expected to cover most of the cost to repair the fire damage. The completion date for the repairs has not yet been determined.

Insteel plans to curtail operations at the Gallatin facility on an interim basis until the necessary repairs are completed and shift a portion of the production to its other PC strand manufacturing facility located in Sanderson, Florida, which was operating at a reduced utilization level. While the reduced operating levels at the Gallatin facility could adversely affect Insteel’s financial results for the second and third quarters of fiscal 2014, the Company does not currently anticipate the incident will have a material operational or financial impact.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates nine manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those related to expected insurance coverage, plans to shift production to Insteel’s Sanderson, Florida facility, and the impact of the incident on Insteel’s operations and financial results. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, including the risk that insurance coverage will be less than anticipated, Insteel may encounter unanticipated challenges in transferring production to its Sanderson, Florida facility, Insteel may experience decreased revenues and profitability due to the impact of the fire on its production capabilities and costs, and the repairs may take longer and cost more than currently anticipated. Insteel can provide no assurances that its plans, intentions or expectations will be implemented or achieved. Many of the risks and uncertainties regarding Insteel’s business are discussed in detail in the Company’s reports and statements that it files with the U.S. Securities and Exchange Commission, in particular in its Annual Report on Form 10-K for the year ended September 28, 2013. You should carefully review these risks and uncertainties.

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All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

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